Press Release

FOR IMMEDIATE RELEASE

Contact:    Donald F. Holt                                  April 17, 1998
            Sr. Vice President
            Corporate Controller
            (717)231-5704


                KEYSTONE FINANCIAL REPORTS FIRST QUARTER GAINS

      HARRISBURG, PA, April 17 -- Keystone Financial, Inc. (NASDAQ, NM: KSTN), Pennsylvania's fourth largest bank holding company, today reported operating results for the first quarter ended March 31, 1998.

      First quarter net income increased six percent to $24,136,000, or 47 cents per basic share, from $22,771,000, or 44 cents per basic share for the comparable period last year. For the first quarter, return on average assets was
1.44 percent and return on average equity was 14.24 percent.

      Assets at the close of the first quarter were $6,896,228,000, an eight percent gain from $6,402,131,000 at the end of the first quarter of 1997. Deposits grew to $5,233,330,000 from $5,042,779,000 for the corresponding period of 1997, and loans increased to $4,648,367,000 from last year's $4,284,086,000.

      "Our favorable first quarter performance featured steady loan growth, solid increases in fee income, and improving execution of our relationship banking approach. We are confident that the strategies we are pursuing will continue to build shareholder value," said Carl L.
Campbell, President and Chief Executive Officer.

      Keystone Financial, Inc., with assets of approximately $6.9 billion, has seven member banks - American Trust Bank, N.A. Cumberland, MD; Financial Trust Company, Carlisle, PA; Keystone Bank, N.A., Horsham, PA; Keystone National Bank, Lancaster, PA; Mid-State Bank, Altoona, PA; Northern Central Bank, Williamsport, PA; and Pennsylvania National Bank, Pottsville, PA; -- which together operate nearly 200 offices in Pennsylvania, Maryland and West Virginia. Keystone also operates Martindale Andres & Co., an investment management services provider, Keystone Financial Mortgage Co., MMC&P, a retirement benefit services firm, Keystone Financial Leasing Corporation, and Key Call Phone Banking Center.

      For more information, visit the company's web site on the Internet at www.keyfin.com.


                                      ###

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Financial Highlights
(dollars in thousands, except per share data)



                                   Quarter Ended March 31,
Earnings                           1998              1997            Change
--------------------------------------------------------------------------------
Net Interest Income*              $71,315           $68,542             4 %
Provision for Credit Losses         3,757             3,794            (1)
Noninterest Income                 24,207            21,075            15
Noninterest Expense                56,107            51,362             9
Net Income                         24,136            22,771             6

Earnings Per Share:
  Basic                             $0.47             $0.44             7 %
  Diluted                            0.46              0.43             7
Dividends Per Share                  0.28              0.26             8

Performance Indicators
--------------------------------------------------------------------------------
Return on Average Assets             1.44 %            1.45 %
Return on Average Equity            14.24             14.15

Net Interest Margin                  4.43 %            4.56 %
Provision for Credit
  Losses/Average Loans**             0.33              0.35
Noninterest Expense/Revenues        59.69             57.41


                                             March 31,
At Period End                       1998                 1997
--------------------------------------------------------------------------------
Investments                     $1,699,196             $1,365,650      24 %
Loans                            4,648,367              4,284,086       9
Total Assets                     6,896,228              6,402,131       8
Deposits                         5,233,330              5,042,779       4
Shareholders' Equity               677,990                645,892       5

Book Value per Share                $13.13                 $12.59
Equity to Assets Ratio                9.83%                 10.09%
Risk Adjusted Capital/
  Assets Ratio                       13.71                  14.68



Asset Quality
--------------------------------------------------------------------------------
Nonperforming Assets to Loans         0.68%                  0.66%
Loans 90 Days Past Due                0.50                   0.51
--------------------------------------------------------------------------------
    Total Risk Elements to Loans      1.18%                  1.17%
--------------------------------------------------------------------------------

Allowance for Credit Losses
  to Loans                            1.38%                  1.33%
Allowance to Nonperforming Loans       237                    281
Net Charge-Offs to Average Loans**    0.40                   0.27

*Fully taxable-equivalent
**Annualized